December 31, 2011

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation,1 extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the JPMorgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc. By: Accepted by: JPMorgan Trust I

[1]	The expenses related to litigation and potential litigation will be excluded for the Funds as follows:
•	For JPMorgan Floating Rate Income Fund beginning July 1, 2012.
•	For JPMorgan Diversified Real Return Fund beginning April 1, 2012.

By:

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan Floating Rate Income Fund	Class A	August 31	1.00%	December 31, 2012
	Class C	August 31	1.50%	December 31, 2012
	Select	August 31	1.30%	December 31, 2012
JPMorgan Diversified Real Return Fund	Class A	August 31	0.61%	December 31, 2012
	Class C	August 31	1.11%	December 31, 2012
	Select	August 31	0.36%	December 31, 2012
	Class R2	August 31	0.86%	December 31, 2012
	Class R5	August 31	0.26%	December 31, 2012